Exhibit 10.1

                                Paxar Corporation
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                        2005 Incentive Compensation Plan
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GENERAL
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Certain employees will participate in the 2005 Incentive Compensation Plan based upon their ability to influence the performance of the Company. Participation will be limited to members of middle and upper management.

PERFORMANCE MEASURES
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In general, performance awards will be based upon some combination of:
1) Financial metrics:
   o Sales
   o Operating Income ("OI")
   o Earnings Per Share ("EPS")
2) Business objectives

Depending upon where the individual is employed, the portion of the award based upon financial metrics will be measured for the total Corporation; a major group or geography (Americas Apparel Group, Bar Code and Pricing Solutions Group, EMEA or Asia Pacific); a geographic unit (e.g., Paxar France or Paxar Mexico); or for a strategic business unit (e.g. Apparel Systems, Printed Label, Woven Label, Graphics, Bar Code and Pricing Solutions in the U.S.).

Originated Sales
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Originated sales are defined as products shipped and billed from one of the three geographical regions as a direct result of sales and marketing efforts in a different region. This metric is utilized in Americas Apparel Group and EMEA sales targets and results.

BONUS QUALIFICATION
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Corporation Performance Threshold
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Notwithstanding achievement of any of the aforementioned performance metrics, no bonuses will be paid unless the Corporation achieves at least 70% of the budgeted Net Operating Profit after Taxes or 70% of Prior Year (whichever is greater).


AWARDS
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A Target Award as a percentage of salary is established for each position based upon grade levels. Actual awards on each portion of incentive compensation can range from zero up to a maximum of 200% of target with design pay-out at Target. The award for each portion of incentive compensation will be determined separately and added together to determine the total payment.


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THRESHOLD RANGES
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Threshold Ranges are determined for each performance measure. The bottom of the range is a zero pay out; target is 100% pay out and the top of the range is a maximum of 200% pay out. Straight-line interpolation between the bottom of the range and target and between target and the top of the range will be used to calculate the percentage achieved and payment.


ADMINISTRATIVE GUIDELINES
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1.   Base Salary for Bonus Calculations Actual base pay earned during the year will be used to calculate the incentive entitlement. "Base pay," for example, is exclusive of the following: (a) any bonus-related amount paid in the current year; and (b) any fringe-related item that is included in gross wages such as an automobile allowance.

2. Eligibility To be eligible to receive an incentive award under the program, you must be an active employee on the date the awards are paid.

3. New Hires, Transfers or Promotions during the Incentive Period For new hires, promotions and transfers, the bonus will be pro-rated from the date of promotion or transfer in whole months. This pro-ration will apply to both changes in target incentive percentage and to changes in performance measures.

4. Adding Participants to the Plan A new participant to a newly created position or to a position for which a new incentive target is proposed requires the approval of the Chief Executive Officer and Corporate Vice President of Human Resources. No one may be added as a participant for a given year after August 31st.

5. Effective Dates When pro ration is required for someone new to the incentive compensation program or for a change for an existing participant, dates from the 1st through the 15th of the month will count as a full month. If the change occurs after the 15th, it will be effective from the 1st of the next month.

6. Calculations and Verification All calculations will be made under the supervision of the Corporate Controller. The senior financial executives for the Americas Apparel Group, Bar Code and Pricing Solutions, EMEA and Asia Pacific will submit the business results, i.e., financial performance data utilized in calculating the individual awards, to the Corporate Controller for review.

     Awards to the five most-highly-paid individuals are subject to the approval of the Executive Development & Compensation Committee of the Board of Directors. Calculations for the five most highly-paid individuals will be reviewed by the Corporation's outside auditors.


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7.   Withholdings, Deductions, Etc. Payments will be computed in a manner identical to normal compensation as regards withholdings and deductions for items such as the Employee Stock Purchase Plan or the 401K Plan unless the Payroll Department receives a timely request for a change prior to payment. Such request will be made pursuant to the terms of the applicable Plan.

8. Timetable Approved payments will be made as early as practicable in 2006, after approval by the Board of Directors.

9. Restructuring, Reorganizations, etc. Appropriate, equitable adjustments will be made to an individual's incentive compensation performance metrics in the event that major restructuring, reorganizations or other actions are taken which make it impossible or impracticable to measure actual performance for a business unit in a manner that is consistent with the budget for that unit, as recommended by the CEO and Vice President of Human Resources and approved by the Executive Development and Compensation Committee.

10. Changes to Individual Bonus Plans All proposed changes to an individual's Incentive Compensation Plan must be in writing and signed by both the Corporate Vice President of Human Resources and the CEO. No verbal changes to individual bonus plans will be recognized as valid.

11. Compensation Committee Oversight The Executive Development & Compensation Committee of the Board of Directors has the authority to modify the metrics and rescind or modify the pay out under the annual Incentive Compensation Plan.